Exhibit 23.2

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:

Infinium Labs, Inc.

Post Effective No. 1-3-8

Gentlemen:

We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Infinium Labs, Inc. (infinium’) as of October 31, 2003, and for the period December 9, 2002 to October 31, 2003, issued in connection with Infinium’s filing of its registration statement being filed under the Securities Act of 1933, under cover of Form S-8. We also consent to the use of our name under the heading “Experts” in the registration statement.

Very truly yours,